                                                                      Exhibit 11

              Dairy Mart Convenience Stores, Inc. and Subsidiaries
                STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                   (in thousands, except per share amounts)

                    CALCULATION OF EARNINGS (LOSS) PER SHARE

                                      FOR THE SECOND FISCAL           FOR THE TWO FISCAL
                                          QUARTER ENDED                 QUARTERS ENDED
                                     --------------------------    ---------------------------
                                       August 3,       July 29,      August 3,      July 29,
                                         1996            1995          1996           1995
- ----------------------------------------------------------------------------------------------
Net income.................           $    2,234      $    2,237    $    1,841      $    1,908
                                      ----------      ----------    ----------      ----------
Weighted average shares....                5,602           5,577         5,596           5,571
Dilutive options...........                  318             259           326             202
Effect of DM Associates stock             (1,220)              -        (1,220)              -
                                      ----------      ----------    ----------      ----------
Total shares for EPS purposes         $    4,700      $    5,836    $    4,702      $    5,773
- ----------------------------------------------------------------------------------------------
Net income per share...............   $     0.48      $     0.38    $     0.39      $     0.33
==============================================================================================
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